UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2005

MERISTAR HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

1-11903

(Commission File Number)

MARYLAND	72-2648842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4501 NORTH FAIRFAX DRIVE

ARLINGTON, VIRGINIA 22203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 812-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 3, 2005, MeriStar Hospitality Corporation (“MeriStar”) and its operating partnership, MeriStar Hospitality Operating Partnership, L.P. (collectively, the “Company”) entered into an executive employment agreement (the “Agreement”) with Bruce G. Wiles. Mr. Wiles is the President and Chief Operating Officer of MeriStar and one of its directors. The Agreement, which was effective retroactively to January 1, 2005, has an initial term of three years from that date, and automatically renews on a year-to-year basis thereafter, unless terminated in accordance with its terms. Under the terms of the Agreement, Mr. Wiles will receive a minimum base salary of $424,360, subject to annual review by the Compensation Committee of MeriStar’s Board of Directors (the “Compensation Committee”). Mr. Wiles is also eligible to receive an annual incentive cash bonus at the following targeted amounts of base salary: threshold target - 25%; internal plan - 60%; target - 100%; and maximum - 125%.

The amount of the annual bonus is based on the achievement of predefined operating or performance goals and other criteria to be established by the Compensation Committee. In addition to the cash bonus, Mr. Wiles will be eligible to receive in 2007 a one-time additional bonus award in stock having a maximum value of $450,000 as a long term incentive for the 2004, 2005, and 2006 fiscal years based upon the achievement of certain predefined performance goals, the calculation of which shall be made in a manner consistent with the calculation of his other long term stock incentive awards for those years. Mr. Wiles will also receive a car allowance of up to $700 per month, which amount is to be adjusted annually for inflation. He is also entitled to participate in all Company plans, such as any pension, profit-sharing, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers of the Company.

If Mr. Wiles is terminated without cause or voluntarily terminates with “good reason,” he will be entitled to receive (i) a lump-sum payment equal to one times the sum of his annual base salary, (ii) the amount of his bonus for the preceding year, (iii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and (iv) the continuance of health insurance benefits, but only until the earlier of (x) one year from the time at which the Agreement is terminated or (y) the date on which he obtains health insurance coverage from a subsequent employer. Upon termination due to death or disability, Mr. Wiles or his estate will receive a lump-sum payment equal to his base salary, plus the pro rata portion of his bonus for the fiscal year in question, in addition to payment for one year of any other compensation due pursuant to the Agreement. Upon voluntary termination by Mr. Wiles other than for “good reason” or termination for “cause” by the Company, Mr. Wiles will receive the accrued and unpaid amount of his base salary through the termination date. Any unvested options will terminate immediately, and any vested options held by Mr. Wiles will expire ninety days after the termination date. If, within eighteen months following a “change in control”, the Agreement is terminated by Mr. Wiles for “good reason”, or by the Company “without cause”, or if the Agreement is not renewed by the Company, Mr. Wiles will be entitled to receive (i) a lump-sum payment equal to two times his annual base salary plus the amount of his bonus for the preceding year, (ii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and (iii) the continuance of health insurance benefits, but only until the earlier of (x) one year from the time at which the Agreement is terminated or (y) the date on which he obtains health insurance coverage from a subsequent employer. In the event that any accelerated vesting of Mr. Wiles’s rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by him under section 4999 of the Internal Revenue Code, or any successor or other provision with respect to “excess parachute payments” within the meaning of section 280G(b) of the Internal Revenue Code, the Company will make a cash payment to him in the amount of such excise tax and shall also make a cash payment to him in an amount equal to the total of federal, state and local income and excise taxes for which he may be liable on account of such excise tax payment.

To the fullest extent permitted by applicable law, Mr. Wiles shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses actually incurred by him in connection with any threatened, pending or completed action, suit or proceeding for any action or omission in his capacity as a director, officer or employee of the Company.

Separately on March 3, 2005, the Company entered into amendments (the “Amendments”) of the executive employment agreements with Donald D. Olinger, Executive Vice President and Chief Financial Officer of MeriStar, and with Jerome J. Kraisinger, Executive Vice President, General Counsel, and Secretary of MeriStar. The Amendments, which in substance are identical, conform the provisions of the executive employment agreements relating to excise tax payments to the provisions contained in the Agreement with Mr. Wiles, which are summarized above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISTAR HOSPITALITY CORPORATION

BY:	/s/ Jerome J. Kraisinger
Jerome J. Kraisinger
Executive Vice President, Secretary and General Counsel

Date: March 4, 2005